Exhibit 16.1

Baker Tilly Virchow Krause, LLP
777 E Wisconsin Ave, 32nd Fl
Milwaukee, WI 53202-5313
United States of America

T: +1 (414) 777 5500
F: +1 (414) 777 5555

bakertilly.com

March 7, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Koss Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K,4 as part of the Form 8-K of Koss Corporation dated March 7, 2019. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

Baker Tilly Virchow Krause, LLP

Kevin D. Schalk, CPA
Partner

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